Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Item 23.1 Exhibits” and to the use of our report dated May 06, 2025, except for Note 8 and 25 dated June 20, 2025 with respect to our audits of consolidated financial statements of Nocera, Inc. and its subsidiaries as of December 31, 2024 and for the year ended December 31, 2024, which report appears in this Form S-3 filed with the Securities and Exchange Commission.

/s/ Enrome LLP

Singapore

December 2, 2025

PCAOB ID #6907